EXHIBIT 99.1

Piedmont Office Realty Trust Reports Third Quarter 2018 Results
ATLANTA, October 30, 2018 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties in select sub-markets located primarily within eight major Eastern U.S. office markets, today announced its results for the quarter ended September 30, 2018.

Highlights for the Three Months Ended September 30, 2018:

•	Reported Net Income Applicable to Common Stockholders of $0.13 per diluted share;

•	Achieved Core Funds From Operations ("Core FFO") of $0.45 per diluted share;

•	Reported an 8.5% increase in Same Store NOI- Cash Basis as compared to the third quarter of 2017;

•	Completed over 613,000 square feet of leasing, approximately three-fourths of which related to new leases for currently vacant space, including a new full building lease in Houston;

•	Entered into a binding contract to sell the Company's last remaining West Coast asset, 800 North Brand Boulevard, for $160.0 million; and

•
Replaced its existing $500 Million Unsecured 2015 Line of Credit with a new, more favorably priced, $500 Million Unsecured Line of Credit and amended and restated its $300 Million Unsecured 2011 Term Loan to extend the term and decrease the stated interest rate spread over LIBOR.

Commenting on the Company's results, Donald A. Miller, CFA, President and Chief Executive Officer, said, "The third quarter was one of our best quarters since our IPO. We posted strong financial results, including increases in occupancy levels, rental rates, and portfolio-wide leasing activity during the quarter. Specifically, we completed over 613,000 square feet of leasing, including a significant inaugural lease in Houston, as well as 87,000 square feet of new leasing related to vacant space in our Washington, D.C. portfolio, to end the quarter at 93% leased for our in-service portfolio. Further, we placed our last West Coast asset under contract to sell and completed some key financing activity. Overall, we are very pleased with our third quarter results from a number of different perspectives and hope to sustain that momentum during the last quarter of the year."

Results for the Quarter ended September 30, 2018

Piedmont recognized net income applicable to common stockholders for the three months ended September 30, 2018 of $16.1 million, or $0.13 per diluted share, as compared with net income of $126.1 million, or $0.87 per diluted share, for the three months ended September 30, 2017. The three months ended September 30, 2017 included approximately $113.2 million, or $0.77 per diluted share, of gains on sales of both a wholly-owned property, as well as an equity interest in a joint venture, whereas the current quarter had no sales or related gains. The current quarter's results reflect increased operating income as a result of higher overall occupancy in the portfolio in the current period and the operational results of a property acquired during the first quarter of 2018.

Funds From Operations ("FFO") and Core FFO, which remove the impact of the gains on sales mentioned above (as well as depreciation and amortization), were both $0.45 per diluted share for the three months ended September 30, 2018, as compared with $0.42 per diluted share for the three months ended September 30, 2017, an increase of $0.03 per diluted share, despite significant net disposition activity since July 1, 2017. In addition to higher occupancy levels and increased rental rates, the increase in both FFO and Core FFO per diluted share is also attributable to a 16.9 million share decrease in our weighted average shares outstanding as a result of share repurchase activity pursuant to the Company's stock repurchase program during the twelve months ended September 30, 2018.

Total revenues and property operating costs were $129.7 million and $49.7 million, respectively, for the three months ended September 30, 2018, compared to $137.6 million and $54.5 million, respectively, for the third quarter of 2017, with the decrease in both items primarily attributable to the net property sales mentioned above, partially offset by increases due to increased rental rates and occupancy in the portfolio.

General and administrative expense was $6.7 million for the third quarter of 2018 compared to $6.2 million for the same period in 2017, with the $0.5 million increase primarily attributable to increased accruals for potential performance-based compensation.

The gain on sale of real estate assets of $109.5 million during the three months ended September 30, 2017 related to the sale of Two Independence Square, one of the Company's largest wholly-owned assets at the time of the sale, located in Washington, D.C.

Leasing Update

The Company's completed leasing for the third quarter totaled 613,200 square feet, with approximately three-fourths of that activity related to new leases for currently vacant space. The Company's largest lease completed during the quarter was in Houston where a major oilfield services provider signed an almost 17-year, full-building lease for the Company’s newly constructed, 300,000 square foot Enclave Place. Other activity was robust and well-diversified throughout each of the Company's markets. Highlights included the following:

•
In Washington, D.C. - Reservoir International executed a 29,000 square foot new lease through 2023 and Rapid7, Inc. completed an approximately 17,000 square foot new lease through 2024, both at Arlington Gateway; Global Connections to Employment, Inc. completed a 15,000 square foot new lease through 2028 at 3100 Clarendon Boulevard; Applied Predictive Technologies completed a 12,000 square foot lease expansion through 2028 at 4250 North Fairfax Drive;

•
In Atlanta - Morgan Stanley Smith Barney Financing, LLC renewed their approximately 18,000 square feet through 2024; and R-T Specialty, LLC executed a renewal and expansion totaling over 17,000 square feet through 2026 at Glenridge Highlands II;

•	In Dallas - Switch Commerce, LLC renewed their approximately 15,000 square feet at 6565 North MacArthur Blvd. through 2024;

•	In Boston - TZ Insurance Solutions LLC executed a new lease for 15,000 square feet at 80 Central Street, through 2029;

•	In Minneapolis - Health Catalyst, Inc. completed an almost 13,000 square foot new lease through 2024 at Crescent Ridge II; and

•	In Los Angeles - Children’s Hospital Los Angeles signed an approximately 26,000 square foot lease expansion through 2026 at 800 North Brand Boulevard.

The Company's reported leased percentage and weighted average lease term were approximately 93.2% and 6.7 years, respectively, as of September 30, 2018, as compared to 89.2% and 6.5 years, respectively, as of September 30, 2017. The Company has no significant lease expirations for the remainder of 2018. Same Store NOI increased 8.5% on a cash basis and 6.5% on an accrual basis for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017. Same Store NOI on a cash basis was favorably impacted by the expiration of several large lease abatements and favorable tax appeals at certain properties. Same Store NOI on an accrual basis was additionally favorably impacted by the commencement of several large leases throughout the portfolio. Details outlining Piedmont's largest upcoming lease expirations, the status of certain major leasing activity, and a schedule of the largest lease abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional and Financing Update

During the three months ended September 30, 2018, Piedmont entered into a binding contract to sell 800 North Brand Boulevard to a third party for approximately $160.0 million. 800 North Brand Boulevard is an approximately 527,000 square foot, 21-story, 90% leased, office building constructed in 1990. The sale is expected to close during the fourth quarter of 2018 and will complete Piedmont’s exit from the West Coast.

Additionally during the third quarter, Piedmont replaced its existing $500 Million Unsecured 2015 Line of Credit with a new $500 million unsecured line of credit facility priced as of closing at LIBOR plus 90 basis points, a 10 basis point decrease. Further, Piedmont amended and restated its $300 Million Unsecured 2011 Term Loan to extend its maturity date by 22 months, from January 15, 2020 to November 30, 2021. In addition to extending the Company's next significant upcoming debt maturity, the primary rationale for the extension was to include the possibility of five, seven, and ten year debt structures in the Company's available future refinancing options. Additionally, the amendment and restatement decreased the stated interest rate spread as of closing by 15 basis points to 1.0% over LIBOR.

Subsequent to quarter end, Piedmont purchased 9320 Excelsior Boulevard, Hopkins, MN, for $49.4 million, representing a substantial discount to replacement cost and a 10% cap rate on a GAAP and cash basis. 9320 Excelsior Boulevard is a 7-story, approximately 268,000 square foot, Class AA office building situated on 5.84 acres in close proximity to Piedmont's Norman Pointe I building acquired in 2017. 9320 Excelsior Boulevard is 100% leased to Cargill, Inc.

Fourth Quarter 2018 Dividend Declaration

On October 30, 2018, the board of directors of Piedmont declared dividends for the fourth quarter of 2018 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on November 30, 2018, payable on January 3, 2019.

Promotion of C. Brent Smith to President & Chief Investment Officer

On October 30, 2018, the board of directors of Piedmont promoted Chief Investment Officer, C. Brent Smith, to President and Chief Investment Officer of the Company. Mr. Smith has served Piedmont as Chief Investment Officer since 2016. Mr. Donald A. Miller, Chief Executive Officer, will continue to serve in that capacity. Mr. Smith will report to Mr. Miller and work with him on corporate strategy and take a broader role across the Company’s platform.

Guidance for 2018

The Company has narrowed its previously announced guidance for full-year 2018 based upon year-to-date results, the acquisition of 9320 Excelsior Boulevard, and the anticipated sale of 800 North Brand in the fourth quarter of 2018. Management's current expectations are as follows:

(in millions, except per share data)	Low		High
Net Income	$95	-	$97
Add:
Depreciation	109	-	111
Amortization	61	-	62
Less: Gain on Sale of Real Estate Assets	(45)	-	(46)
NAREIT FFO applicable to Common Stock	$220	-	$224
NAREIT FFO per diluted share	$1.68	-	$1.71

Less: Loss on Extinguishment of Debt	$2	-	$2
Core FFO applicable to Common Stock	$222	-	$226
Core FFO per diluted share	$1.70	-	$1.73

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, particularly the timing of any future acquisitions and dispositions as well as those factors discussed under "Forward Looking Statements" below.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended September 30, 2018 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.

Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Wednesday, October 31, 2018 at 11:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through 11 A.M. Eastern time on November 14, 2018, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 38095. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review third quarter 2018 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended September 30, 2018 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select sub-markets located primarily within eight major U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the expected sale of 800 North Brand Boulevard, and whether the Company will be able to sustain leasing and transactional momentum through the fourth quarter of 2018, the Company's estimated range of Net Income, Depreciation, Amortization, Gain on Sale of Real Estate Assets, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2018.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: Economic, regulatory, socio-economic and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate; lease terminations or lease defaults, particularly by one of our large lead tenants; the effect on us of adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition of properties, many of which risks and uncertainties may not be known at the time of acquisition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; any change in the financial condition of any of our large lead tenants; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”); the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2017.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$523,994	$521,186
Buildings and improvements	3,107,025	3,053,416
Buildings and improvements, accumulated depreciation	(797,222)	(728,134)
Intangible lease assets	149,795	176,950
Intangible lease assets, accumulated amortization	(84,268)	(99,145)
Construction in progress	22,753	11,681
Real estate assets held for sale, gross	174,352	674,976
Real estate assets held for sale, accumulated depreciation and amortization	(60,434)	(226,188)
Total real estate assets	3,035,995	3,384,742
Amounts due from unconsolidated joint ventures	—	10
Cash and cash equivalents	6,807	7,382
Tenant receivables, net of allowance for doubtful accounts	10,522	12,139
Straight line rent receivables	168,745	154,384
Notes receivable	3,200	—
Restricted cash and escrows	1,374	1,373
Prepaid expenses and other assets	31,470	21,222
Goodwill	98,918	98,918
Interest rate swaps	4,069	688
Deferred lease costs, less accumulated amortization	250,038	257,916
Other assets held for sale, net	12,752	61,193
Total assets	$3,623,890	$3,999,967
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,524,618	$1,535,311
Secured debt, net of premiums and unamortized debt issuance costs	190,753	191,616
Accounts payable, accrued expenses, dividends payable, and accrued capital expenditures	109,087	216,653
Deferred income	27,450	29,582
Intangible lease liabilities, less accumulated amortization	37,986	38,458
Interest rate swaps	—	1,478
Other liabilities held for sale, net	—	380
Total liabilities	1,889,894	2,013,478
Stockholders' equity :
Common stock	1,284	1,424
Additional paid in capital	3,682,209	3,677,360
Cumulative distributions in excess of earnings	(1,964,135)	(1,702,281)
Other comprehensive income	12,851	8,164
Piedmont stockholders' equity	1,732,209	1,984,667
Non-controlling interest	1,787	1,822
Total stockholders' equity	1,733,996	1,986,489
Total liabilities and stockholders' equity	$3,623,890	$3,999,967

Number of shares of common stock outstanding as of end of period	128,371	142,359

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017
Revenues:
Rental income	$101,348	$108,868	$304,280	$345,399
Tenant reimbursements	23,170	24,253	68,211	73,375
Property management fee revenue	368	454	1,059	1,379
Other property related income	4,822	4,012	15,232	14,576
Total revenues	129,708	137,587	388,782	434,729
Expenses:
Property operating costs	49,679	54,518	154,175	166,635
Depreciation	26,852	30,000	81,112	90,827
Amortization	14,840	18,123	46,818	57,852
General and administrative	6,677	6,190	21,487	21,868
Total operating expenses	98,048	108,831	303,592	337,182
Real estate operating income	31,660	28,756	85,190	97,547
Other income (expense):
Interest expense	(15,849)	(16,183)	(45,294)	(52,661)
Other income	303	290	1,480	228
Equity in income of unconsolidated joint ventures	—	3,754	—	3,872
Loss on extinguishment of debt	—	—	(1,680)	—
Gain on sale of real estate assets	—	109,512	45,186	115,951
Total other income/(expense)	(15,546)	97,373	(308)	67,390
Net income	16,114	126,129	84,882	164,937
Plus: Net loss applicable to noncontrolling interest	—	4	4	10
Net income applicable to Piedmont	$16,114	$126,133	$84,886	$164,947
Weighted average common shares outstanding - diluted*	128,819	145,719	131,187	145,680
Per Share Information -- diluted:
Net income applicable to common stockholders	$0.13	$0.87	$0.65	$1.13
*Number of shares of common stock outstanding as of end of period	128,371	145,295	128,371	145,295

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017
GAAP net income applicable to common stock	$16,114	$126,133	$84,886	$164,947
Depreciation of real estate assets(1) (2)	26,668	29,774	80,531	90,335
Amortization of lease-related costs(1)	14,828	18,107	46,773	57,828
Gain on sale of real estate assets (1)	—	(113,195)	(45,186)	(119,634)
NAREIT Funds From Operations applicable to common stock*	57,610	60,819	167,004	193,476
Acquisition costs	—	—	—	6
Loss on extinguishment of debt	—	—	1,680	—
Core Funds From Operations applicable to common stock*	57,610	60,819	168,684	193,482
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on Unsecured Senior Notes	550	634	1,561	1,892
Depreciation of non real estate assets	176	218	558	597
Straight-line effects of lease revenue (1)	(3,210)	(3,602)	(11,489)	(15,939)
Stock-based and other non-cash compensation	1,661	1,250	4,462	4,202
Net effect of amortization of below-market in-place lease intangibles (1)	(2,006)	(1,720)	(5,636)	(4,890)
Acquisition costs	—	—	—	(6)
Non-incremental capital expenditures (3)	(9,276)	(5,229)	(27,407)	(21,974)
Adjusted funds from operations applicable to common stock*	$45,505	$52,370	$130,733	$157,364
Weighted average common shares outstanding - diluted**	128,819	145,719	131,187	145,680
Funds from operations per share (diluted)	$0.45	$0.42	$1.27	$1.33
Core funds from operations per share (diluted)	$0.45	$0.42	$1.29	$1.33

**Number of shares of common stock outstanding as of end of period	128,371	145,295	128,371	145,295

(1) Includes adjustments for consolidated properties and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	09/30/2018	09/30/2017	09/30/2018	09/30/2017

GAAP net income applicable to common stock	16,114	126,133	16,114	126,133
Net loss applicable to noncontrolling interest	—	(4)	—	(4)
Interest expense	15,849	16,183	15,849	16,183
Depreciation (1)	26,844	29,993	26,844	29,993
Amortization (1)	14,828	18,107	14,828	18,107
Gain on sale of real estate assets (1)	—	(113,195)	—	(113,195)
EBITDAre	73,635	77,217	73,635	77,217
Net loss from casualty events	—	25	—	25
Core EBITDA*	73,635	77,242	73,635	77,242
General & administrative expenses (1)	6,677	6,202	6,677	6,202
Management fee revenue	(181)	(253)	(181)	(253)
Other income (1)	(87)	(171)	(87)	(171)
Straight line effects of lease revenue (1)	(3,210)	(3,602)
Amortization of lease-related intangibles (1)	(2,006)	(1,720)
Property NOI*	74,828	77,698	80,044	83,020
Net operating income from:
Acquisitions	(958)	—	(1,292)	—
Dispositions	(122)	(8,001)	(122)	(7,675)
Other investments(2)	(659)	(2,339)	(827)	(2,301)
Same Store NOI *	73,089	67,358	77,803	73,044
Change period over period in Same Store NOI	8.5%	N/A	6.5%	N/A

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Nine Months Ended		Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017

GAAP net income applicable to common stock	$84,886	$164,947	$84,886	$164,947
Net loss applicable to noncontrolling interest	(4)	(10)	(4)	(10)
Interest expense	45,294	52,661	45,294	52,661
Depreciation (1)	81,090	90,933	81,090	90,933
Amortization (1)	46,773	57,828	46,773	57,828
Gain on sale of real estate assets (1)	(45,186)	(119,634)	(45,186)	(119,634)
EBITDAre	212,853	246,725	212,853	246,725
Loss on extinguishment of debt	1,680	—	1,680	—
Acquisition costs	—	6	—	6
Net loss from casualty events	—	57	—	57
Core EBITDA*	214,533	246,788	214,533	246,788
General & administrative expenses (1)	21,487	21,907	21,487	21,907
Management fee revenue	(531)	(762)	(531)	(762)
Other (income)/expense (1)	(475)	(146)	(475)	(146)
Straight line effects of lease revenue (1)	(11,489)	(15,939)
Amortization of lease-related intangibles (1)	(5,636)	(4,890)
Property NOI*	217,889	246,958	235,014	267,787
Net operating income from:
Acquisitions	(2,540)	—	(3,424)	—
Dispositions	(509)	(39,077)	(500)	(36,331)
Other investments(2)	(3,096)	(6,277)	(3,309)	(7,079)
Same Store NOI *	$211,744	$201,604	$227,781	$224,377
Change period over period in Same Store NOI	5.0%	N/A	1.5%	N/A

(1) Includes amounts attributable to consolidated properties and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)Other investments consist of our investments in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 500 TownPark in Lake Mary, Florida, and Two Pierce Place in Itasca, IL are included in this line item.

*Definitions:

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.